Exhibit 99.1

Lihua International Reports Second Quarter 2013 Financial Results

Second Quarter Revenue Increased 28.7% Year-over-Year to $245.8 Million

Second Quarter Net Income Increased 16.6% Year-over-Year to $15.7 Million

Second Quarter Non-GAAP Net Income Increased 15.6% Year-over-Year to $15.6 Million

DANYANG, CHINA — August 9, 2013 — Lihua International, Inc. (NASDAQ: LIWA) (“Lihua” or the “Company”), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products, copper wire and copper clad aluminum (“CCA”) wire, today announced financial results for the second quarter ended June 30, 2013.

Second Quarter 2013 Financial Highlights (USD in Millions, except per-share data):

	Three Months Ended June 30,
	2013	2012	% Change
Revenue	$ 245.8	$ 191.0	+ 28.7%
Gross Profit	$ 23.8	$ 20.7	+ 14.8%
Net Income	$ 15.7	$ 13.4	+ 16.6%
Earnings Per Share (Diluted)	$ 0.52	$ 0.45	+ 15.6%
Non-GAAP Net Income	$ 15.6	$13.5	+ 15.6%
Non-GAAP Earnings Per Share (Diluted)	$ 0.52	$ 0.45	+ 15.6%
Adjusted EBITDA	$22.1	$18.9	+ 17.0%

As of June 30, 2013, Lihua had $180.8 million in cash and cash equivalents, or $6.03 per diluted share, compared with $144.3 million, or $4.82 per diluted share, as of December 31, 2012. Cash flow from operations for the second quarter was $10.0 million, compared with cash flow from operations of $21.3 million in the second quarter of 2012.

Second Quarter 2013 and Recent Business Highlights

•	In conjunction with the construction of the Company’s fourth copper anode smelter, Lihua is in the process of expanding the external infrastructure of its copper anode smelter facility to comply with environmental regulations.

•	Completed construction of all facilities to house production equipment for new CCA cable and wire products and for the warehousing of raw materials.

•	Began installation of production equipment for new CCA cable and wire products.

•	Continued pre-commercial marketing activities for CCA cable and wire products.

Lihua International, Inc.

Mr. Jianhua Zhu, Lihua’s founder, chairman and CEO, commented, “We continued to experience solid demand from our customers in the second quarter, which resulted in a year-over-year increase of more than 37% in overall sales volume. We are actively working to leverage untapped sales opportunities in our primary end markets and are excited by the prospects of further diversifying our customer base and better positioning Lihua for long-term, sustainable growth. Overall, we are very pleased to have completed the second quarter with revenue of US$246 million and net income of US$16 million, each of which represent meaningful improvements over a year ago.

“In the second quarter, we continued implementing our key strategic growth initiatives which included capacity expansion, advancement of our technology and manufacturing capabilities, as well as new product development. In conjunction with the construction of our fourth copper anode smelter, we are in the process of expanding the environmental infrastructure outside of our copper anode smelter factory, with expected completion in the first quarter of 2014. Additionally, we are moving ever closer to commercializing our CCA cable and wire products, which can be used not only in power transmissions 1000 voltage and under, but also as transmission wires in diversified applications such as computers, cell phones, medical equipment, automobiles and other products. We believe that these product have the potential to change the market, and that the growth opportunity they present is even larger than we initially anticipated.”

Second Quarter 2013 Financial Results

Sales for the second quarter of 2013 increased 28.7% to $245.8 million, compared with sales of $191.0 million in the second quarter of 2012. The increase in revenue was primarily driven by additional production and sales of copper anode as a result of the Company’s capacity expansion. Lihua’s CCA and copper wire products, copper anode and copper rod accounted for sales of $97.5 million, $128.6 million and $19.7 million, respectively in the second quarter of 2013. This compares with CCA and copper wire sales of $100.4 million, copper anode sales of $70.2 million and cooper rod sales of $20.4 million in the second quarter of 2012. During the second quarter of 2013, the average selling price of Lihua’s products was $7,655 per ton, compared with $8,167 per ton in the same period last year. The decline in average selling price was primarily related to the overall decline in copper prices.

Gross profit for the second quarter of 2013 was $23.8 million, an increase of 14.8% from gross profit of $20.7 million for the second quarter of 2012. As a percentage of total sales, gross margin declined to 9.7% in the second quarter of 2013 from 10.8% for the same period last year. The decrease was primarily due to a shift in product mix as the Company increased the production and sales of lower margin refined copper products, as well as the narrowing spread between scrap copper cost and copper prices in the second quarter of 2013.

Selling, general and administrative ("SG&A") expenses for the second quarter of 2013 were $2.8 million, compared with $2.6 million in the same period of 2012.

Lihua International, Inc.

For the three months ended June 30, 2013, provision for income tax expense was $5.6 million, compared with $4.8 million for the three months ended June 30, 2012. The effective tax rate for the second quarter of 2013 was 25.8%, compared to 25.3% for the second quarter of 2012.

Net income for the second quarter of 2013 was $15.7 million, or $0.52 per share, based on 30.0 million weighted average diluted shares outstanding, compared with net income of $13.4 million, or $0.45 per share, based on 30.0 million weighted average diluted shares outstanding during the same period in 2012.

Non-GAAP net income for the second quarter of 2013 was $15.6 million, or $0.52 per diluted share, compared with non-GAAP net income of $13.5 million, or $0.45 per diluted share, for the second quarter of 2012. Non-GAAP net income excludes the net impact of warrant-related non-cash gain / (charge) of $0.08 million and $(0.04) million in the second quarters of 2013 and 2012, respectively.

Adjusted EBITDA for the three months ended June 30, 2013 was $22.1 million, compared with $18.9 million for the same period in the prior year.

Balance Sheet

As of June 30, 2013, Lihua had $180.8 million, or $6.03 per diluted share, in cash and cash equivalents, compared with $144.3 million, or $4.82 per diluted share, as of December 31, 2012. As of June 30, 2013, Lihua had working capital of $247.5 million and no debt.

Outlook

Lihua has completed construction of all factory buildings and warehouse and storage facilities on its 30-acre plant site. The Company is in the process of installing production equipment for the new CCA cable and wire products, as well as expanding its copper anode recycling systems and upgrading its infrastructure to meet environmental regulations, all in conjunction with constructing the additional fourth copper anode smelter. We expect the remainder of the site, which includes a new R&D center, office space and employee facilities, to be completed in 2014.

The capacity limitations of the existing environmental system for the copper anode factory have impeded the ramp up in production of our third copper anode smelter and delayed the completion of construction of the fourth anode smelter. We expect the upgrade of the environmental system to be completed in the first quarter of 2014. Additionally, the narrowing spread between the price of our scrap copper and the price of copper in 2013 has negatively impacted profit margin. Accordingly, the Company now expects full-year 2013 gross profit and non-GAAP net income to be in line with 2012 gross profit and non-GAAP net income. The 2013 outlook excludes any contribution from potential production and sales of the new CCA cable and wire products.

Lihua International, Inc.

“The delays in our copper anode capacity expansion related to the environmental system upgrades have reduced our near-term outlook. While our 2013 results will be lower than previously expected, we view these initiatives as important investments that further solidify our future growth. With growing capacity, high-quality products, leading R&D capabilities and steady customer demand, we continue to believe that our long-term prospects are as bright as ever. We ended the second quarter with a cash position of $181 million, allowing us to continue to capture future growth opportunities, further enhancing our competitive edge and strengthening our market position in the years to come,” concluded Mr. Zhu.

Conference Call and Webcast

Management of Lihua International will host a conference call today, August 9, 2013 at 8:00 a.m. Eastern time to discuss the second quarter 2013 financial results. Individuals interested in participating in the conference may do so by dialing 1-877-941-1427 in the U.S. and Canada, or 1-480-629-9664 internationally.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at:

http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through August 16, 2013. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID No. 4634369#. Following the live webcast, an online archive will be available for 90 days.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as Adjusted EBITDA to provide information about its operating trends. Investors are cautioned that non-GAAP net income and Adjusted EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles (“GAAP”).

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. The Company defines Adjusted EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants and non-cash share-based compensation expenses. The non-GAAP net income and Adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income and Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Non-GAAP Net Income Calculation” and "Adjusted EBITDA Calculation" below.

Lihua International, Inc.

Non-GAAP Net Income Calculation

	For Three Months Ended June 30,
	2013	2012
Net income	$15,675,810	$13,446,666
Gain on Extinguishment of Warrant Liabilities	(3,520)	-
Change in fair value of warrants	(73,000)	44,000
Non-GAAP Net Income	$15,599,290	$13,490,666

Adjusted EBITDA Calculation

	For Three Months Ended June 30,
	2013	2012
Net income	$15,675,810	$13,446,666
Depreciation and amortization	1,055,515	681,220
Share-based compensation expense	74,456	101,600
Gain on Extinguishment of Warrant Liabilities	(3,520)	-
Change in fair value of warrants	(73,000)	44,000
Interest income	(154,254)	(204,694)
Interest expenses	-	-
Provision for income tax	5,557,485	4,849,609
Adjusted EBITDA	$22,132,492	$18,918,401

Lihua International, Inc.

About Lihua International, Inc.

Lihua, through its two wholly owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include CCA and refined copper products. Current product offerings include CCA and pure copper wire, copper rod and copper anode. Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact:

The Piacente Group, Inc.

Investor Relations

Lee Roth

(212) 481-2050

lihua@tpg-ir.com

Tables to Follow

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS EXPRESSED IN US DOLLARS)

	June 30,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$180,841,776	$144,300,290
Accounts receivable, net	43,921,519	45,284,923
Prepayments for raw material purchases	20,168,209	19,569,239
Inventories	19,413,991	17,844,405
Other receivables, deposits and prepayments	678,442	559,955
Prepaid land use right – current portion	412,961	406,026
Deferred income tax assets	54,767	24,948
Total current assets	265,491,665	227,989,786
OTHER ASSETS
Property, plant and equipment, net	46,141,013	47,197,115
Construction in progress	623,108	175,006
Deposit for plant and equipment	332,109	-
Prepaid land use right – long-term portion	18,660,843	18,546,658
Intangible assets	2,421	3,332
Total non-current assets	65,759,494	65,922,111
Total assets	$331,251,159	$293,911,897

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	6,031,889	3,891,110
Other payables and accruals	6,014,414	4,937,404
Income taxes payable	5,617,636	5,797,188
Warrant liabilities	325,000	354,000
Total current liabilities	17,988,939	14,979,702
Total liabilities	17,988,939	14,979,702

STOCKHOLDERS' EQUITY
Preferred stock: $0.0001 par value, 10,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, $0.0001 par value: 75,000,000 shares authorized,
30,095,383 shares issued and 29,831,336 shares outstanding as of
June 30, 2013 (December 31, 2012: 30,084,883 shares issued and
29,820,836 shares outstanding)	3,009	3,008
Additional paid-in capital	79,474,320	79,257,921
Treasury stock, at cost, 264,047 shares as of June 30,
2013 and December 31, 2012	(2,126,597)	(2,126,597)
Statutory reserves	16,684,390	14,566,846
Retained earnings	197,032,573	170,163,120
Accumulated other comprehensive income	22,194,525	17,067,897
Total stockholders' equity	$313,262,220	$278,932,195
Total liabilities and stockholders' equity	$331,251,159	$293,911,897

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(AMOUNTS EXPRESSED IN US DOLLARS)

	Three Months Ended June 30,		Six Months Ended June 30,

	2013	2012	2013	2012

NET REVENUE	$245,804,613	$191,007,886	$464,034,152	$360,094,153

Cost of sales	(222,034,732)	(170,296,852)	(419,208,919)	(320,748,127)

GROSS PROFIT	23,769,881	20,711,034	44,825,233	39,346,026

Selling expenses	(801,861)	(740,988)	(1,482,541)	(1,426,994)
General and administrative expenses	(2,006,127)	(1,834,465)	(4,411,911)	(3,932,299)

Income from operations	20,961,893	18,135,581	38,930,781	33,986,733

Other income (expenses):
Interest income	154,254	204,694	325,005	367,830
Gain on extinguishment of warrant liabilities	3,520	-	3,520	73,291
Change in fair value of warrants	73,000	(44,000)	(35,000)	(474,000)
Other income	40,628	-	34,864	94,779
Total other income	271,402	160,694	328,389	61,900

Income before income taxes	21,233,295	18,296,275	39,259,170	34,048,633
Provision for income taxes	(5,557,485)	(4,849,609)	(10,272,173)	(9,126,955)

NET INCOME	$15,675,810	$13,446,666	$28,986,997	$24,921,678

OTHER COMPREHENSIVE INCOME:

Foreign currency translation adjustments	4,364,921	(1,210,053)	5,126,628	(1,001,651)

COMPREHENSIVE INCOME	$20,040,731	$12,236,613	$34,113,625	$23,920,027

Net income per share
Basic	$0.53	$0.45	$0.97	$0.84
Diluted	$0.52	$0.45	$0.97	$0.83

Weighted average number of shares outstanding
Basic	29,825,336	29,820,836	29,823,098	29,810,996
Diluted	29,993,580	30,017,985	29,972,614	30,049,336

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Six Months Ended June 30,

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$28,986,997	$24,921,678
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,100,078	1,338,540
Share-based compensation	155,920	214,475
Gain on extinguishment of warrant liabilities	(3,520)	(73,291)
Change in fair value of warrants	35,000	474,000
Deferred income tax benefits	(29,092)	180,702
(Increase) decrease in assets:
Accounts receivable	2,124,534	(75,526)
Prepayments for raw material purchases	(269,428)	3,949,625
Other receivables, deposits and prepayments	(96,368)	402,111
Inventories	(1,248,432)	(2,327,659)
Increase (decrease) in liabilities:
Accounts payable	2,052,624	(899,804)
Other payables and accruals	1,173,543	(286,113)
Income taxes payable	(276,938)	201,621
Net cash provided by operating activities	34,704,918	28,020,359
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(41,671)	(2,274,852)
Deposits for plant and equipment and construction in progress	(961,226)	(4,650,631)
Net cash used in investing activities	(1,002,897)	(6,295,483)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividend paid	-	(992,846)
Net cash used in financing activities	-	(992,846)
Foreign currency translation adjustment	2,839,465	(550,690)
INCREASE IN CASH AND CASH EQUIVALENTS	36,541,486	19,551,340
CASH AND CASH EQUIVALENTS, at the beginning of the period	144,300,290	105,637,627
CASH AND CASH EQUIVALENTS, at the end of the period	$180,841,776	$125,188,967
MAJOR NON-CASH TRANSACTION:
Share-based compensation to employees and directors	$155,920	$214,475
Issuance of common stock to settle warrant liabilities	60,480	311,704
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for income taxes	$10,578,202	$8,744,632